Exhibit 3.1(48)

« Cott Luxembourg »

société à responsabilité limitée

Luxembourg

R.C.S. Luxembourg, section B numéro 162.397

STATUTS COORDONNES à la date du 28 novembre 2013

A. Purpose - Duration - Name - Registered office

Art. 1. There exists a private limited liability company (société à responsabilité limitée) under the name of “Cott Luxembourg” (hereinafter the “Company”) which shall be governed by the law of 10 August 1915 concerning commercial companies, as amended (the “Law”), and by the present articles of association.

Art. 2. The purpose of the Company is the holding of participations, in any form whatsoever, in Luxembourg and foreign companies and any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, management, control and development of its portfolio.

The Company may further guarantee, grant security in favour of third parties to secure its obligations or the obligations of companies in which it holds a direct or indirect participation or which form part of the same group of companies as the Company, grant loans or otherwise assist the companies in which it holds a direct or indirect participation or which form part of the same group of companies as the Company.

The Company may borrow in any form and may issue any kind of notes, bonds and debentures and generally issue any debt, equity and/or hybrid shares in accordance with Luxembourg law.

The Company may carry out any commercial, industrial, financial, real estate or intellectual property activities which it may deem useful in accomplishment of these purposes.

Art. 3. The Company is incorporated for an unlimited period.

Art. 4. The registered office of the Company is established in Luxembourg-City, Grand Duchy of Luxembourg. The registered office may be transferred within the same municipality by decision of the board of managers.

Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by resolution of the board of managers.

In the event that the board of managers determines that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company.

B. Share capital - Shares

Art. 5. The Company’s share capital is set at three million five hundred thirty-six thousand three hundred thirty-seven US dollars and eighty-four cents (USD 3,536,337.84), represented by four million two hundred sixty thousand six hundred forty-eight (4,260,648) shares, having a par value of eighty-three cents of US dollars (USD 0.83) each.

The Company’s shares are in registered form. A register of shares will be kept at the Company’s registered office, where it will be available for inspection by any shareholder. This register of shares will, in particular, contain the name of each shareholder, his/her/its residence or registered or principal office, the number of shares held by such shareholder, any transfer of shares and the dates thereof, as well as any security rights granted on shares. Each shareholder will notify the Company by registered letter his/her/its address and any change thereof. The Company may rely on the last address of a shareholder received by it.

Each share is entitled to one vote at ordinary and extraordinary general meetings of shareholders.

Any share premium paid on any shares shall be allocated to a specific share premium account and such share premium shall remain attached to the shares upon which the share premium was paid.

Art. 6. The Company may redeem its shares within the limits set forth by the Law.

Art. 7. The share capital may be modified at any time by approval of a majority of shareholders representing three quarters of the share capital at least in accordance with the provisions of the Law.

Art. 8. The Company will recognize only one holder per share. Joint co-owners shall appoint a single representative who shall represent them towards the Company.

The Company’s shares are transferable among shareholders. Any inter vivos transfer to a new shareholder is subject to the approval of such transfer given by shareholders representing three quarters of the share capital.

In the event of death, the shares of the deceased shareholder may only be transferred to new shareholders subject to the approval of such transfer given by the owners of shares representing three quarters of the rights of the survivors, subject to and in accordance with the Law. Such approval is, however, not required in case the shares are transferred either to parents, descendants or the surviving spouse.

The Company may have one or several shareholders, with a maximum number of forty (40), unless otherwise provided by law.

Art. 9. The death, suspension of civil rights, dissolution, bankruptcy or insolvency of any of the shareholders will not cause the dissolution of the Company.

C. Management

Art. 10. The Company is managed by a board of managers, who need not be shareholders. The sole shareholder, or as the case may be, the shareholders, shall designate the managers as «A Manager» for managers who are non-resident in Luxembourg or «B Manager» for managers resident in Luxembourg. The board should always have a majority of B Managers.

In dealing with third parties, the board of managers has extensive powers to act in the name of the Company in all circumstances and to authorise all acts and operations consistent with the Company’s purpose. The managers are appointed by the sole shareholder, or as the case may be, the shareholders, who fix(es) the term of their office. They may be dismissed freely at any time by the sole shareholder, or as the case may be, the shareholders.

The Company will be bound in all circumstances by the signature of any A Manager together with any B Manager and may be bound by the signature of any duly authorised representative within the limits of such authorization.

Art. 11. The board of managers may choose from among its members a chairman, and, as the case may be, a vice-chairman. It may also choose a secretary, who need not be a manager and who shall be responsible for keeping the minutes of the meetings of the board of managers.

The board of managers shall meet upon call by the chairman, or two managers, at the place indicated in the notice of meeting. The meetings of the board of managers shall be held in Luxembourg at the registered office of the Company unless otherwise indicated in the notice of meeting. The chairman shall preside at meetings of the board of managers, but in his/her absence, the board of managers may appoint another manager as chairman pro tempore by vote of the majority present at any such meeting.

Written notice of any meeting of the board of managers must be given to the managers at least twenty-four (24) hours in advance of the date foreseen for the meeting, except in case of emergency, in which case the nature and the motives of the emergency shall be mentioned in the notice. This notice may be waived by consent in writing, by facsimile, e-mail or any other similar means of communication. A separate notice will not be required for a board meeting to be held at a time and location determined in a prior resolution adopted by the board of managers.

No notice shall be required in case all the members of the board of managers are present or represented at a meeting of such board of managers or in the case of resolutions in writing approved and signed by all the members of the board of managers.

Any manager may act at any meeting of the board of managers by appointing in writing or by facsimile, e-mail or any other similar means of communication another manager as his/her proxy. A manager may represent more than one other manager.

The board of managers can deliberate or act validly only if at least one A Manager and one B Manager are present or represented at a meeting of the board of managers and a majority of such managers are physically present in Luxembourg. Decisions shall be taken by a majority of votes of the managers present or represented at such meeting and in the case of equality of votes, no manager, including without limitation the chairman, shall have a casting vote. A manager shall not be entitled to vote at any meeting of the board of managers on any resolution concerning a matter in relation to which he has a conflict and he shall not be counted in the quorum in respect of any such meeting unless he first declares such conflict prior to the start of the meeting and subject to the requirements of Luxembourg law.

Any manager may participate in any meeting of the board of managers by conference call, videoconference or by other similar means of communication, allowing each person taking part in the meeting (i) to hear the other participating managers and (ii) to address each of the other participating managers simultaneously. The participation in a meeting by these means is equivalent to a participation in person at such meeting. A meeting held in this way shall be initiated from Luxembourg and deemed to take place in Luxembourg.

Exceptionally, if the board is unable to hold a meeting, the board of managers may, unanimously, pass resolutions by circular means when expressing its approval in writing, by facsimile, e-mail or any other similar means of communication. The entirety will form the minutes giving evidence of the resolution. Such circular resolutions will be addressed at the following board meeting.

Art. 12. The minutes of any meeting of the board of managers shall be signed by the chairman or, in his/her absence, by the vice-chairman, or by two managers. Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise shall be signed by the chairman or by two managers or by any person duly appointed to that effect by the board of managers. There shall be given to each manager the minutes of every meeting of the board of managers as soon as reasonably practicable.

Art. 13. The death or resignation of a manager, for any reason whatsoever, shall not cause the dissolution of the Company.

Art. 14. The managers do not assume, by reason of their position, any personal liability in relation to commitments regularly made by them in the name of the Company.

Art. 15. In accordance with the order set out in article 24 herein, the board of managers may decide to pay interim dividends on the basis of a statement of accounts prepared by the board of managers showing that sufficient funds are available for distribution, it being understood that the amount to be distributed may not exceed realized profits since the end of the last financial year, increased by carried forward profits and distributable reserves, but decreased by carried forward losses and sums to be allocated to a reserve to be established by law or by the Company’s articles of association.

D. Decisions of the sole shareholder - Collective decisions of the shareholders

Art. 16. Each shareholder may participate in collective decisions irrespective of the number of shares which he owns. Each shareholder is entitled to as many votes as he holds or represents shares.

Art. 17. The general meeting of shareholders is vested with the powers expressly reserved to it by law and by the Company’s articles of association. Save a higher majority as provided herein, collective decisions are only validly taken in so far as they are adopted by shareholders owning more than half of the share capital.

The shareholders may not change the nationality of the Company otherwise than by unanimous consent. Any other amendment of the articles of association requires the approval of a majority of shareholders representing three quarters of the share capital at least.

Art. 18. In the case of a sole shareholder, such shareholder exercises the powers granted to the general meeting of shareholders under the provisions of section XII of the Law. In such case, any reference made herein to the «general meeting of shareholders» shall be construed as a reference to the sole shareholder, depending on the context and as applicable, and powers conferred upon the general meeting of shareholders shall be exercised by the sole shareholder.

E. Financial year - Annual accounts - Distribution of profits

Art. 19. The Company’s financial year commences on 1st January and ends on 31st December.

Art. 20. Each year on 31st December, the accounts are closed and the managers prepare an inventory including an indication of the value of the Company’s assets and liabilities. Each shareholder may inspect the above inventory and balance sheet at the Company’s registered office.

Art. 21. Each year, five per cent (5%) of the net profit is set aside for the establishment of a statutory reserve, until such reserve amounts to ten per cent (10%) of the share capital.

Art. 22. The remainder of the annual net profits may be distributed as dividends to the shareholders in accordance with the Law and the Company’s articles of association.

Art. 23. Share premium, if any, may be freely distributed to the shareholder(s) in the proportion of their contribution to such share premium, as specified in article 5 herein, by a resolution of the shareholder(s) or of the managers, subject to any legal provisions regarding the inalienability of the share capital and of the legal reserve and the Company’s articles of association.

Art. 24. The board of managers may decide to pay interim dividends on the basis of interim financial statements prepared by the board of managers showing that sufficient funds are available for distribution. The amount to be distributed may not exceed realized profits since the end of the last financial year, increased by profits carried forward and distributable reserves, but decreased by losses carried forward and sums to be allocated to a reserve which the Law or these articles of association do not allow to be distributed.

F. Dissolution - Liquidation

Art. 25. In the event of dissolution of the Company, the Company shall be liquidated by one or more liquidators, who need not be shareholders, and who are appointed by the general meeting of shareholders which will determine their powers and fees. Unless otherwise provided, the liquidators shall have the most extensive powers for the realisation of the assets and payment of the liabilities of the Company.

The surplus resulting from the realisation of the assets and the payment of the liabilities shall be distributed among the shareholders in proportion to the shares of the Company held by them.

Art. 26. All matters not governed by the Company’s articles of association shall be determined in accordance with the Law.

Suit la traduction française de ce qui précède.

A. Objet - Durée - Dénomination - Siège

Art. 1er. Il existe une société à responsabilité limitée sous la dénomination de “Cott Luxembourg” (ci-après la “Société”) qui sera régie par la loi du 10 août 1915 concernant les sociétés commerciales, telle que modifiée (la “Loi”), et par les présents statuts.

Art. 2. La Société a pour objet la prise de participations, sous quelque forme que ce soit, dans des sociétés luxembourgeoises ou étrangères et toutes autres formes de placements, l’acquisition par achat, souscription ou de toute autre manière ainsi que l’aliénation par la vente, échange ou toute autre manière de valeurs mobilières de toutes espèces et l’administration, la gestion, le contrôle et la mise en valeur de son portfolio.

La Société peut également garantir, accorder des sûretés à des tiers afin de garantir ses obligations ou les obligations de sociétés dans lesquelles elle détient une participation directe ou indirecte ou des sociétés qui font partie du même groupe de sociétés que la Société, accorder des prêts à ou assister autrement des sociétés dans lesquelles elle détient une participation directe ou indirecte ou des sociétés qui font partie du même groupe de sociétés que la Société.

La Société peut emprunter sous toute forme et émettre des titres obligataires, des obligations garanties, des lettres de change ainsi que généralement toute sorte de part sociale, d’obligations et/ou d’obligations hybrides conformément au droit luxembourgeois.

La Société pourra exercer toutes activités de nature commerciale, industrielle, financière, immobilière ou de propriété intellectuelle estimées utiles pour l’accomplissement de ces objets.

Art. 3. La Société est constituée pour une durée illimitée.

Art. 4. Le siège social de la Société est établi à Luxembourg-Ville, Grand-Duché de Luxembourg. Le siège social pourra être transféré dans la même commune par décision du conseil de gérance.

Des succursales ou bureaux peuvent être créés, tant dans le Grand-Duché de Luxembourg qu’à l’étranger par simple décision du conseil de gérance.

Au cas où le conseil de gérance estimerait que des événements extraordinaires d’ordre politique, économique ou social, de nature à compromettre l’activité normale au siège social ou la communication aisée entre ce siège social et des personnes à l’étranger, se présentent ou paraissent imminents, le siège social pourra être provisoirement transféré à l’étranger jusqu’à cessation complète de ces circonstances anormales; cette mesure provisoire n’aura toutefois aucun effet sur la nationalité de la Société, laquelle, nonobstant ce transfert provisoire, restera une société luxembourgeoise.

B. Capital social - Parts sociales

Art. 5. Le capital social de la Société est fixé à trois millions cinq cent trente-six mille trois cent trente-sept dollars américains et quatre-vingt-quatre centimes (USD 3.536.337,84), représenté par quatre millions deux cent soixante mille six cent quarante-huit (4.260.648) parts sociales, ayant une valeur nominale de quatre-vingt-trois centimes de dollars américain (USD 0,83) chacune.

Les parts sociales de la Société sont émises sous forme nominative. Un registre des parts sociales sera tenu au siège social de la Société et pourra y être consulté par tout associé de la Société. Ce registre contiendra en particulier le nom de chaque associé, sa résidence, son siège social ou principal, le nombre de parts sociales qu’il détient, tout transfert les concernant, les dates de ceux-ci, ainsi que toutes garanties accordées sur ces parts sociales. Chaque associé notifiera son adresse à la Société par lettre recommandée, ainsi que tout changement d’adresse ultérieur. La Société peut considérer comme exacte la dernière adresse de l’associé qu’elle a reçue.

Chaque part sociale donne le droit à une voix aux assemblées générales ordinaires et extraordinaires des associés.

Chaque prime d’émission payée pour chaque part sociale sera affectée à un compte prime d’émission spécifique et cette prime d’émission restera attachée aux parts sociales sur lesquelles la prime d’émission a été payée.

Art. 6. La Société peut racheter ses parts sociales dans les limites prévues par la Loi.

Art. 7. Le capital social pourra être modifié à tout moment moyennant accord de la majorité des associés représentant au moins les trois quarts du capital social conformément aux dispositions de la Loi.

Art. 8. La Société ne reconnaît qu’un seul détenteur pour chaque part sociale. Des codétenteurs indivis de parts sociales sont tenus de se faire représenter auprès de la Société par une seule et même personne.

Les parts sociales sont librement cessibles entre associés. Les parts sociales ne peuvent être cédées entre vifs à des non-associés qu’avec l’agrément donné par des associés représentant au moins les trois quarts du capital social.

En cas de décès d’un associé, les parts sociales de ce dernier ne peuvent être transmises à des non-associés que moyennant l’agrément des propriétaires de parts sociales représentant les trois quarts des droits appartenant aux associés survivants sujet à et conformément aux dispositions de la Loi. Dans ce dernier cas cependant, le consentement n’est pas requis lorsque les parts sont transmises, soit à des ascendants ou descendants, soit au conjoint survivant.

La Société peut avoir un ou plusieurs associés avec un nombre maximal de quarante (40) sauf dispositions légales contraires.

Art. 9. Le décès, l’interdiction, la dissolution, la faillite ou l’insolvabilité de l’un des associés ne saurait entraîner la dissolution de la Société.

C. Gérance

Art. 10. La Société est gérée par un conseil de gérance, les membres duquel n’ont pas besoin d’être associés. L’associé unique ou, le cas échéant, les associés, désignera les gérants “Gérant A” pour les gérants qui ne sont pas résidents au Luxembourg, ou “Gérant B” pour les gérants qui sont résidents au Luxembourg. Le conseil de gérance devra toujours avoir une majorité de Gérants B.

Vis-à-vis des tiers, le conseil de gérance a les pouvoirs les plus étendus pour agir au nom de la Société en toutes circonstances et pour autoriser tous les actes et opérations relatifs à son objet. Les gérants sont nommés par l’associé unique ou, le cas échéant, par les associés, qui fixent la durée de leur mandat. Ils sont librement et à tout moment révocable(s) par l’associé unique ou, le cas échéant, par les associés.

La Société est engagée en toutes circonstances par la signature conjointe d’un Gérant A et d’un Gérant B et par la signature de tout représentant dûment mandaté dans les limites de son mandat.

Art. 11. Le conseil de gérance pourra choisir parmi ses membres un président et, le cas échéant, un vice-président. Il pourra également choisir un secrétaire, qui n’a pas besoin d’être gérant et qui sera en charge de la tenue des procès-verbaux des réunions du conseil de gérance.

Le conseil de gérance se réunira sur convocation du président ou de deux gérants au lieu indiqué dans l’avis de convocation. Les réunions du conseil de gérance se tiendront au siège social de la Société à moins que l’avis de convocation n’en dispose autrement. Le président présidera toutes les réunions du conseil de gérance; en son absence le conseil de

gérance pourra désigner à la majorité des personnes présentes à cette réunion un autre gérant pour assumer la présidence pro tempore de ces réunions.

Avis écrit de toute réunion du conseil de gérance sera donné à tous les gérants au moins vingt-quatre (24) heures avant la date prévue pour la réunion, sauf s’il y a urgence, auquel cas la nature et les motifs de cette urgence seront mentionnés dans l’avis de convocation. Il pourra être passé outre à cette convocation à la suite de l’assentiment de chaque gérant par écrit ou par télécopie, courrier électronique ou tout autre moyen de communication similaire. Une convocation spéciale ne sera pas requise pour une réunion du conseil de gérance se tenant à une heure et un endroit déterminés dans une résolution préalablement adoptée par le conseil de gérance.

Aucun avis de convocation n’est requis lorsque tous les gérants sont présents ou représentés à une réunion du conseil de gérance ou lorsque des résolutions écrites sont approuvées et signées par tous les membres du conseil de gérance.

Tout gérant pourra se faire représenter à toute réunion du conseil de gérance en désignant par écrit ou par télécopie, courrier électronique ou tout autre moyen de communication similaire un autre gérant comme son mandataire. Un gérant peut représenter plusieurs autres gérants.

Le conseil de gérance ne pourra délibérer ou agir valablement que si au moins un Gérant A et un Gérant B sont présents ou représentés à une réunion du conseil de gérance et qu’une majorité des gérants présents sont physiquement présents au Luxembourg. Les décisions sont prises à la majorité des voix des gérants présents ou représentés à cette réunion et, en cas d’égalité de votes, aucun gérant, en ce compris notamment le président, n’aura de voix prépondérante. Un gérant ne pourra pas voter à une réunion du conseil de gérance concernant une affaire au regard de laquelle il est en conflit et son vote ne sera pas considéré dans le quorum de cette réunion du conseil de gérance sauf s’il a déclaré ce conflit avant l’ouverture de la réunion du conseil de gérance et sous réserve des dispositions de la loi luxembourgeoise.

Tout gérant peut participer aux réunions du conseil de gérance par conférence téléphonique, par vidéoconférence ou par d’autres moyens de communication similaires où toutes les personnes prenant part à cette réunion peuvent (i) s’entendre les unes les autres et (ii) s’adresser les unes aux autres simultanément. La participation à une réunion par ces moyens équivaut à une présence en personne à une telle réunion. Une réunion ainsi sera initiée à partir du Luxembourg et sera estimé avoir eu lieu au Luxembourg.

Par exception, si le conseil de gérance ne peut pas se réunir, le conseil de gérance pourra, à l’unanimité, prendre des résolutions par voie circulaire en exprimant son approbation au moyen d’un ou de plusieurs écrits ou par télécopie, courrier électronique ou tout autre moyen de communication similaire, l’ensemble constituant le procès-verbal faisant preuve de la décision intervenue.

Art. 12. Les procès-verbaux des réunions du conseil de gérance seront signés par le président ou, en son absence, par le vice-président, ou par deux gérants. Des copies ou extraits de ces procès-verbaux destinés à servir en justice ou ailleurs seront signés par le président ou par deux

gérants ou par toute personne dûment mandatée à cet effet par le conseil de gérance. II sera donné à chacun des gérants les procès-verbaux de chaque réunion du conseil de gérance dès que la chose sera matériellement possible.

Art. 13. Le décès d’un gérant ou sa démission, pour quelque motif que ce soit, n’entraîne pas la dissolution de la Société.

Art. 14. Les gérants ne contractent, à raison de leur fonction, aucune obligation personnelle par rapport aux engagements régulièrement pris par eux au nom de la Société.

Art. 15. En conformité avec l’ordre de préférence établi à l’article 24 des présents statuts, le conseil de gérance peut décider de payer des acomptes sur dividendes sur base d’un état comptable préparé par le gérant ou le conseil de gérance, duquel il ressort que des fonds suffisants sont disponibles pour distribution, étant entendu que les fonds à distribuer ne peuvent pas excéder le montant des bénéfices réalisés depuis le dernier exercice social augmenté des bénéfices reportés et des réserves distribuables mais diminué des pertes reportées et des sommes à porter en réserve en vertu d’une obligation légale ou statutaire.

D. Décisions de l’associé unique - Décisions collectives des associés

Art. 16. Chaque associé peut participer aux décisions collectives quel que soit le nombre de parts qu’il détient. Chaque associé a un nombre de voix égal au nombre de parts qu’il possède ou représente.

Art. 17. L’assemblée générale des associés est investie des pouvoirs qui lui sont expressément réservés par la loi et par les statuts de la Société. Sous réserve d’un quorum plus important prévu par les statuts, les décisions collectives ne sont valablement prises que pour autant qu’elles aient été adoptées par des associés représentant plus de la moitié du capital social.

Les associés ne peuvent, si ce n’est à l’unanimité, changer la nationalité de la Société. Toute autre modification des statuts nécessite l’accord de la majorité des associés représentant au moins les trois quarts du capital social.

Art. 18. Dans le cas d’un associé unique, celui-ci exercera les pouvoirs dévolus à l’assemblée des associés par les dispositions de la section XII de la Loi. Dans ce cas, toute référence dans les présentes à “l’assemblée générale des associés” devra être interprétée comme désignant l’associé unique, selon le contexte et selon le cas, et les pouvoirs conférés a l’assemblée générale des associés seront exercés par l’associé unique.

E. Année sociale - Bilan - Répartition

Art. 19. L’année sociale de la Société commence le 1 er janvier et se termine le 31 décembre.

Art. 20. Chaque année, au 31 décembre, les comptes sont arrêtés et les gérants dressent un inventaire comprenant l’indication de la valeur de l’actif et du passif de la Société. Chaque associé peut prendre communication au siège social de cet inventaire et du bilan.

Art. 21. Chaque année, cinq pour cent (5%) sont prélevés sur le bénéfice net pour la constitution d’une réserve jusqu’à ce que celle-ci atteigne dix pour cent (10%) du capital social.

Art. 22. Le surplus des profits annuels nets pourra être distribué comme dividendes aux associés conformément à la Loi et aux statuts de la Société.

Art. 23. La prime d’émission, le cas échéant, est librement distribuable aux associés en proportion avec leur participation à cette prime d’émission, dans la manière décrit à l’article 5 des statuts de la Société, par une résolution des associés/de l’associé ou des gérants, sous réserve de toute disposition légale concernant l’inaliénabilité du capital social et de la réserve légale ainsi que les statuts de la Société.

Art. 24. Le conseil de gérance peut décider de payer des dividendes intérimaires sur la base de comptes intérimaires préparés par le conseil de gérance, montrant que des fonds suffisants sont disponibles pour la distribution. Le montant à distribuer ne doit pas excéder les bénéfices réalisés depuis la fin du dernier exercice, augmentés par les bénéfices reportés et les réserves distribuables, mais diminué des pertes reportées et des sommes à allouer à la réserve dont la Loi ou ces statuts n’autorisent pas la distribution.

F. Dissolution - Liquidation

Art. 25. En cas de dissolution de la Société, la Société sera liquidée par un ou plusieurs liquidateurs, associés ou non, nommé (s) par l’assemblée des associés qui fixera leurs pouvoirs et leurs émoluments. Sauf décision contraire le ou les liquidateur(s) auront les pouvoirs les plus étendus pour la réalisation de l’actif et le paiement des dettes de la Société.

Le surplus résultant de la réalisation de l’actif après le paiement de toutes les dettes et du passif de la société sera partagé entre les associés en proportion du nombre de parts sociales qu’ils détiennent dans la Société.

Art. 26. Pour tout ce qui n’est pas réglé par les présents statuts, les associés se réfèrent aux dispositions de la Loi.

POUR COPIE CONFORME DES STATUTS COORDONNES,

Belvaux, le 9 décembre 2013.